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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Hanover Direct, Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 2-92383, 2-94286, 33-52059, 33-52061, 33-52353, 33-52687, 33-58756,
33-58758, 33-58760, 33-66394, 333-3871, 333-02743, 333-03871, 333-13817,
333-25141, 333-51433, 333-80007, 333-91687, 333-91689, 333-88148, 333-88156 and
333-101564) on Form S-8 of Hanover Direct, Inc. of our report dated March 25, 2003, except as to note 6, which is as of April 2, 2004, with respect to the consolidated balance sheet of Hanover Direct, Inc. as of December 28, 2002 and the related consolidated statements of income (loss), shareholders' deficiency, and cash flows for the year then ended, and the related 2002 consolidated financial statement schedule, which report appears in the December 28, 2002 annual report on Form 10-K of Hanover Direct, Inc.

     Our report dated March 25, 2003 contains an explanatory paragraph relating to the fact that the 2001 consolidated financial statements and financial statement schedule of Hanover Direct, Inc. were audited by other auditors who have ceased operations. Our report also refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

     Our report also indicates that the Company's consolidated balance sheet as of December 28, 2002 has been restated to classify certain debt as current. As discussed above, the 2001 financial statements of Hanover Direct, Inc. were audited by other auditors who have ceased operations. As described in Note 21, these financial statements have been amended to reflect the restatement of the consolidated balance sheet as of December 29, 2001 in order to classify certain long-term debt as current.

KPMG LLP

New York, New York
April 9, 2004